Mairs and Power Funds Trust

Board of Trustees Meeting December 18, 2012

FIDELITY BOND RESOLUTION

RESOLVED, that The proper officers of the Mairs and Power Funds Trust on behalf of the Growth Fund, the Balanced Fund and the Small Cap Fund (each a "Fund" and collectively the "Funds" are hereby authorized to execute a Joint Fidelity Bond on behalf of the Funds for the period ending December 31, 2013 in an amount to be determined pursuant to the provisions of Rule 17g-1(d) under the Investment Company Act of 1940, as amended; provided that the allocation of the premium shall be in accordance with a formula under which each Fund pays no more than its pro-rata share of premium based on relative asset size.

FURTHER RESOLVED, that the officers ofthe Funds are hereby directed to:

(1) File with the Securities and Exchange Commission ("SEC") within 10 days after execution of any amendment to any fidelity bond (i) a copy of the bond, as amended, (ii) a copy of each resolution of the Board of Trustees including a majority of the Trustees who are not "interested persons," approving the amount, type, form and coverage of such bond and the portion of the premium to be paid by the Funds, and (iii) a statement as to the period for which the premiums for such bond have been paid;

(2) File with the SEC, within five days after the making of a claim under any bond by the Funds, a statement of the nature and amount thereof;

(3) File with the SEC, within five days after the receipt thereof, a copy of the terms of the settlement of any claim under any bond of the Funds; and

(4) Notify by registered mail each member of the Board of Trustees at his or her last known residence of (i) any cancellation, termination or modification of any bond, not less than 45 days prior to the effective date of the cancellation, termination or modification, and (ii) the filing and settlement of any claims under any bond by the Funds at any time the filings required under (2) and (3) above are made with the SEC.

Premiums in the amount of $30,842 have been paid for the period from January 1, 2013, through December 31, 2013.